Exhibit 99.1

COMMUNITY BANCORP.

For Immediate Release
Contact:  Stephen P. Marsh
Richard C. White
(802) 334-7915

Community Bancorp. Announces Voting Results of Annual Meeting of Shareholders and Adoption of Supermajority and Fair Price Provision

Derby, VT  May 20, 2010 - Community Bancorp. (OTCBB - CMTV) held its annual meeting of shareholders on May 18, 2010 at the Elks Lodge in Derby, Vermont.  Approximately 71% of the outstanding shares of the Company’s common stock were represented at the meeting.

The Company’s board of directors is divided into three classes, with three-year terms of office.  At the annual meeting, the shareholders reelected to a three year term incumbent directors Charles W. Bucknam, Jr., Stephen P. Marsh, Peter J. Murphy and Frederic Oeschger.

Shareholders also ratified the selection of the accounting firm of Berry, Dunn, McNeil & Parker as the Company’s external auditors for 2010.

In addition, the shareholders approved an amendment to the Company’s Articles of Association to add a supermajority and fair price provision.  The provision is intended to protect shareholders from unfair treatment in mergers or other business combinations involving persons who own 5% or more of the Company’s common stock.  The amendment provides that approval of certain extraordinary business combination transactions with a substantial shareholder or its affiliates, such as mergers, consolidations and significant asset sales, will require the approval of the same percentage of the outstanding shares as the percentage that approved charter amendment at the annual meeting.  The amendment was approved at the annual meeting by the affirmative vote of 53.4% of the outstanding shares of common stock.  Accordingly, that percentage will constitute the required supermajority vote percentage for any transaction covered by the supermajority and fair practice provision.

About Community
Community Bancorp., headquartered in Derby, Vermont, is the parent company of Community National Bank.  Community is an independent banking organization that has been serving its Vermont communities since 1851, with banking offices in Barre, Barton, Derby, Derby Line, Enosburg Falls, Island Pond, Lyndonville, Montpelier, Morrisville, Newport, St. Johnsbury and Troy.  As of March 31, 2010, Community Bancorp. had consolidated assets of approximately $508 million.